                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made the 17th day of DECEMBER, 1998

BETWEEN:

                  CANADIAN PACIFIC RAILWAY COMPANY, a corporation incorporated under the laws of Canada ("CPR") and THE ESQUIMALT AND NANAIMO RAILWAY COMPANY, a corporation incorporated under the laws of British Columbia ("E & N")

                  (collectively, the "Vendor")

                                                             OF THE FIRST PART,

AND:

                  E & N RAILWAY COMPANY (1998) LTD., a corporation incorporated under the laws of British Columbia

                  (the "Purchaser")

                                                              OF THE SECOND PART

AND:

                  RAILAMERICA, INC., a corporation incorporated under the laws of

                  Delaware

                  (the "Covenantor")

                                                              OF THE THIRD PART.

WHEREAS:

A. CPR, through its E & N Railfreight division, carries on railway operations on its Victoria Subdivision and Port Alberni Subdivision rail lines and the Wellcox Spur located on Vancouver Island, British Columbia;

B. The Victoria Subdivision and Port Alberni Subdivision rail lines and the Wellcox Spur are owned by E & N and are leased to CPR pursuant to a lease dated July 1, 1912; and

C. The Vendor wishes to sell to the Purchaser (subject to certain exclusions hereinafter defined) certain assets comprising the Port Alberni Subdivision (from Parksville at mile 0.0 to Port Alberni at mile 37.32) together with a portion of the Victoria Subdivision (from or near Stockett at mile 68.1 to Parksville at mile 95.2) and a portion of the Wellcox Spur (from mile 1.83 to the junction with the Victoria Subdivision near Stockett, including both the north and south sections of the wye) and to lease to the Purchaser certain assets comprising portions of the Victoria Subdivision (from Victoria at mile 0.0 to Stockett at mile 68.1 and from Parksville at mile 95.2 to Courtenay at mile 139.75), and the Purchaser wishes to


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         purchase and lease the same from the Vendor, all on the terms and conditions herein contained.

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

1.       INTERPRETATION

1.1 DEFINED TERMS. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

         1.1.1.   "Agreements" has the meaning ascribed in subsection 2.1.2;

         1.1.2. "Assignment and Assumption Agreement" means the agreement referred to in subsection 10.2.6;

         1.1.3.   "Assumed Obligations" has the meaning ascribed in subsection
                  7.1;

         1.1.4. "Board Orders" means orders issued by the Canadian Transportation Agency pursuant to the CANADA TRANSPORTATION ACT (Canada) and by any predecessors thereof with respect to the Purchased Line, the Leased Lands and the Wellcox Yard;

         1.1.5. "Business" means all railway operations carried on by the CPR's E & N Railfreight division on Vancouver Island, including the operation of the VIA Rail passenger service described in the VIA-CPR Agreement;

         1.1.6. "Business Day" means any day other than a Saturday, a Sunday or any statutory holiday in the Province of British Columbia;

         1.1.7. "Closing" means the completion of the transactions contemplated in Section 2;

         1.1.8. "Closing Date" means, subject to the provisions of subsection 6.1.3., December ___, 1998 or such other date as may be agreed upon by the parties hereto;

         1.1.9. "Collective Agreements" means the collective agreements and related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents which impose any obligations upon the Vendor or set out the understanding of the parties with respect to the meaning of

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                  any provisions of the collective agreements entered into by the Vendor with respect to the Business as listed in Schedule
                  T;

         1.1.10. "Employees" means all of the unionized employees of the Vendor who are employed in the operation of the Business, except for mechanical employees responsible for maintenance of VIA equipment, and who are subject to the Collective Agreements;

         1.1.11. "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest or other financial encumbrance or any contract to create any of the foregoing;

         1.1.12.  "Excluded Assets" means the assets listed in Schedule D;

         1.1.13.  "FOCCs" has the meaning ascribed in subsection 17.1.;

         1.1.14. "Gap Lease Agreement" means the lease to be entered into at the Closing in the form attached as Schedule L, as described in subsection 9.1;

         1.1.15. "GST" means any taxes payable under Part IX of the EXCISE TAX ACT (Canada), as amended from time to time or under any provincial legislation similar to Part IX of the EXCISE TAX ACT (Canada);

         1.1.16. "Lease Agreement" means the lease to be entered into in the form attached as Schedule F with respect to the portions of the Victoria Subdivision from Victoria at mile 0.0 to Stockett at mile 68.1 and from Parksville at mile 95.2 to Courtenay at mile 139.75;

         1.1.17. "Leased Lands" means the railway lands which are the subject of the Lease Agreement, the Reservation Lease Agreement and the Gap Lease Agreement;

         1.1.18. "Leased Property" has the meaning ascribed in section 2.1 of the Lease Agreement;

         1.1.19. "Losses" means, in respect of any matter, all claims, demands, actions, causes of action, proceedings, suits, judgments, awards, losses, damages, liabilities, interest, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements) arising directly or indirectly as a consequence of such matter;

         1.1.20. "Material Contracts" means the agreements described in Part I of Schedule C;

         1.1.21. "Nanaimo Lands" means those lands located approximately between miles 1.83 and 2.47 on the Wellcox Spur, which are included in the Reservation Lease Agreement;



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         1.1.22.   "Nanoose Lands" means those lands located approximately
                   between miles 82.76 and 83.65 on the Victoria Subdivision, which are included in the Reservation Lease Agreement;

         1.1.23.   "Permitted Encumbrances" means, collectively;

         1.1.23.1. liens for taxes, assessments and governmental charges or levies not at the time due and payable or delinquent or the validity of which is being contested in good faith and diligently by appropriate proceedings;

         1.1.23.2. unregistered servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially impair the Purchaser's ability to conduct railway operations on the Purchased Line in a manner consistent with that currently conducted by the Vendor;

         1.1.23.3. undetermined or inchoate liens or charges in respect of real property or any interest therein that are incidental to current construction or current operations and statutory encumbrances in respect of real property or any interest therein claimed or held by any governmental authority which have not at the time been filed or registered against the title to the property or interest or served upon the Vendor pursuant to law and which relate to obligations not due and payable or delinquent;

         1.1.23.4. security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the provision of power, water or similar services consumed in the operation of the Business (excluding, for greater certainty, security for borrowed money);

         1.1.23.5. any reservations, limitations, provisos and conditions expressed in any original or other grant from the Crown with respect to any real property or interest therein;

         1.1.23.6. title defects or irregularities and statutory exceptions to title which do not materially impair the Purchaser's ability to conduct railway operations on the Purchased Line in a manner consistent with that currently conducted by the Vendor; and

         1.1.23.7. the encumbrances identified in Schedule G;









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         1.1.24.  "Port Alberni Subdivision" means the line of railway running between Parksville at mile 0.0 and Port Alberni at mile 37.89, in each case as designated on the Vendor's system map, including, without limitation, the road bed, rails, ties and tie plates affixed to the land and ballast, as well as all switches, crossings, crossing signals, bridges, bridge abutments, culverts, structures, fixed communications and signal facilities, towers and apparatus, parking and storage areas, depots, yards, shops, buildings, spur tracks, side tracks, sidings, connections, other facilities, rights of way and extra width property connected thereto or forming a part thereof, if any, and all other fixtures and improvements situate thereon;

         1.1.25. "Prime Rate" for any day means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Montreal as the reference rate of interest that it will charge on that day for Canadian dollar commercial demand loans to its commercial customers and which it at present refers to as its "prime rate";

         1.1.26.  "Purchased Assets" has the meaning ascribed in subsection 2.1;

         1.1.27. "Purchased Line" means the real property described in Schedule A hereto comprising:

                  1.1.27.1. the Port Alberni Subdivision from Parksville at mile
                            0.0 to Port Alberni at mile 37.32;

                  1.1.27.2. a portion of the Victoria Subdivision from or near
                            Stockett at mile 68.1 to Parksville at mile 95.2, excluding the Nanoose Lands; and

                  1.1.27.3. a portion of the Wellcox Spur from the junction with the Victoria Subdivision at mile 0.0 to mile 1.83, including both the north and south sections of the wye, but excluding Lot 2 Plan 507 RW located approximately between miles 0.68 and 0.75 and excluding the Nanaimo Lands;

                  but excluding any of the Excluded Assets forming a part thereof;

         1.1.28. "Purchase Price" means the aggregate purchase price payable by the Purchaser to the Vendor pursuant to subsection 2.2;

         1.1.29. "Rail Agreements" means the agreements to be entered into at the Closing in the forms attached as Schedules M, N, O, and X, as described in Section 9;

         1.1.30. "Reservation Lease Agreement" means the lease agreement to be entered into at the Closing in the form attached as Schedule W, as described in Subsection 9.2;



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         1.1.31.  ""SCIC" means Seaspan Coastal Intermodal Corporation, the operator of the marine rail ferry service between the mainland and the Wellcox terminal;

         1.1.32. "Songhees Railyard" means the railyard located in the Victoria Subdivision, as outlined in the plan attached as Schedule U;

         1.1.33. "Time of Closing" means the time for Closing set out in subsection 10.1, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

         1.1.34. "Team Tracks License" means the license agreement to be entered into at the Closing in the form attached as Schedule J;

         1.1.35. "Trestle License" means the license agreement to be entered into at the Closing in the form attached as Schedule K;

         1.1.36. "VIA-CPR Agreement" means the Train Service Agreement between VIA Rail and CPR dated January 15, 1990;

         1.1.37. "Via Rail Assignment Agreement " means that agreement to be entered into at the Closing in the form attached as Schedule O;

         1.1.38. "Victoria Subdivision" means the line of railway running between Victoria at mile 0.0 and Courtenay at mile 139.75, in each case as designated on the Vendor's system map, including, without limitation, the road bed, rails, ties and tie plates affixed to the land and ballast, as well as all switches, crossings, crossing signals, bridges, bridge abutments, culverts, structures, fixed communications and signal facilities, towers and apparatus, parking and storage areas, depots, yards, shops, buildings, spur tracks, side tracks, sidings, connections, other facilities, rights of way and extra width property connected thereto or forming a part thereof, if any, and all other fixtures and improvements situate thereon;

         1.1.39. "Wellcox Spur" means the rail spur line running from the junction with the Victoria Subdivision at or near Stockett, including both the north and south sections of the wye, to the Wellcox Yard, as designated on the Vendor's system map, including without limitation the road bed, rails, ties and tie plates affixed to the land and ballast, as well as all switches, crossings, crossing signals, bridges, bridge abutments, culverts, structures, fixed communications and signal facilities, towers and apparatus, parking and storage areas, depots, yards, shops, buildings, spur tracks, side tracks, sidings, connections, other facilities, rights of way and extra width property connected thereto or forming a part thereof, if any, and all other fixtures and improvements situate thereon;


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         1.1.40.  "Wellcox Statutory Right of Way" means the statutory right of way agreement to be entered into at the Closing in the form attached as Schedule E including the area outlined in red in Schedule E which is the subject thereof; and

         1.1.41. "Wellcox Yard" means the area which is the subject of the Wellcox Statutory Right of Way.

1.2.     TIME IS OF THE ESSENCE.  Time is of the essence of this Agreement.

1.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the purchase and sale of the Purchased Assets and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated September 17, 1998), and there are no warranties, representations, covenants or agreements between the Vendor and the Purchaser except as set forth herein.

1.4. PREVAILING AGREEMENT. In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement entered into pursuant hereto, including without limitation, the Schedules, the more specific provision of this Agreement or any other agreement entered into pursuant hereto, including without limitation, its Schedules shall prevail over the more general provision in the determination of the respective rights and obligations of the parties as between themselves.

1.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.6. INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7. VENDOR'S KNOWLEDGE. Where any representation or warranty is expressed to be given by the Vendor to the best of its knowledge or to its knowledge or is otherwise expressed to be limited in scope to matters known to the Vendor or of which the Vendor is aware, the Vendor thereby confirms that it has made appropriate enquiries of (i) the Chief Operating Officer of CPR's E & N Railfreight division; (ii) with respect to subsections 3.4 and 3.10, the appropriate person or persons in the Vendor's legal department; and (iii) with respect to subsection 3.12, the Vendor's Manager of Environmental Affairs, and such parties have no actual knowledge of the incompleteness or inaccuracy of the subject representation or warranty.

1.8. CURRENCY. Unless otherwise expressly provided, all dollar amounts referred to herein shall be in Canadian dollars.



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1.9.     GENDER AND NUMBER. Words importing the masculine, feminine or neuter gender shall be interpreted to include all genders and words in the singular include the plural and vice versa, unless the context requires otherwise.

1.10. AGREEMENT REFERENCES. The term "this Agreement" means this Agreement including the Schedules hereto, as amended from time to time, and the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or subsection, and any reference in this Agreement to a particular "Schedule", "Section" or "subsection" is to the particular Schedule, Section or subsection of this Agreement.

1.11. HEADINGS. The inclusion of headings for each Schedule to and Section and subsection of this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.12. SCHEDULES. The following Schedules are attached to and form a part of this Agreement:

                                              DESCRIPTION

                SCHEDULE

                   A.               Purchased Line
--------------------------------------------------------------------------------
                   B.               Equipment
--------------------------------------------------------------------------------
                   C.               Agreements and Material Contracts
--------------------------------------------------------------------------------
                   D.               Excluded Assets
--------------------------------------------------------------------------------
                   E.               Wellcox Statutory Right of Way
--------------------------------------------------------------------------------
                   F.               Lease Agreement
--------------------------------------------------------------------------------
                   G.               Permitted Encumbrances
--------------------------------------------------------------------------------
                   H.               Proceedings
--------------------------------------------------------------------------------
                   I.               Consents
--------------------------------------------------------------------------------
                   J.               Team Tracks License
--------------------------------------------------------------------------------
                   K.               Trestle License
--------------------------------------------------------------------------------
                   L.               Gap Lease Agreement
--------------------------------------------------------------------------------
                   M.               CPR Trackage Rights Agreement (Lease
                                    Termination)
--------------------------------------------------------------------------------











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                   N.               Traffic and Haulage Agreement
--------------------------------------------------------------------------------
                   O.               VIA Rail Assignment Agreement
--------------------------------------------------------------------------------
                   P.               Post-Closing Transfer of Titles - Purchased
                                    Line
--------------------------------------------------------------------------------
                   Q.               Assignment and Assumption Agreement
--------------------------------------------------------------------------------
                   R.               Reservation of Timber Rights
--------------------------------------------------------------------------------
                   S.               Post-Closing Transfer of Titles - Leased
                                    Lands
--------------------------------------------------------------------------------
                   T.               Collective Agreements
--------------------------------------------------------------------------------
                   U.               Songhees Railyard
--------------------------------------------------------------------------------
                   V.               Bill of Sale
--------------------------------------------------------------------------------
                   W.               Reservation Lease Agreement
--------------------------------------------------------------------------------
                   X.               CPR Trackage Rights Agreement (VIA)
--------------------------------------------------------------------------------
                   Y.               License Agreement - Use of Name
--------------------------------------------------------------------------------
                   Z. Form of Legal Opinion - Counsel for the Purchaser and the Covenantor
--------------------------------------------------------------------------------
                   AA.               Form of Legal Opinion - Counsel for the
                                     Vendor
--------------------------------------------------------------------------------




1.13. JOINT AND SEVERAL OBLIGATIONS. Except where expressly provided otherwise, all representations, warranties, covenants, and promises of the Vendor contained in this Agreement shall be deemed to be, and shall for all purposes be, a representation, warranty, covenant or promise (as the case may be) of CPR and of E & N, with the intent and effect that both CPR and E & N will be jointly and severally bound thereby.

2.       PURCHASE AND SALE OF ASSETS

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2.1.     ASSETS. Upon and subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Vendor and the Vendor hereby agrees to sell, convey, assign, grant, transfer and set over to the Purchaser, at the Closing, the following:

         2.1.1. all of the Vendor's right, title and interest in and to the Purchased Line;

         2.1.2. all of the Vendor's right, title and interest in and to the following Agreements:

                  2.1.2.1. the Material Contracts;

                  2.1.2.2. all track siding agreements, road crossing
                           agreements, leases, pipe/wire utilities crossing agreements and other similar agreements related to the Purchased Line, including those listed in Part II of Schedule C;

                  2.1.2.3. all road crossing agreements and track siding
                           agreements related to the Leased Property, including those listed in Part III of Schedule C; and

                  2.1.2.4. the other agreements listed in Part IV of Schedule C.

                  (collectively the "Agreements");

         2.1.3. all of the Vendor's right, title and interest in and to the equipment, machinery, furniture, trade fixtures, motor vehicles, parts, chattels, inventories of supplies, equipment, tools and materials located on the Victoria Subdivision, Port Alberni Subdivision and Wellcox Spur and other tangible personal property of the Vendor, all as set out in Schedule B (the "Equipment");

         2.1.4. the Wellcox Statutory Right of Way and the improvements situate thereon as described in Schedule E;

         2.1.5. the Lease Agreement, the Gap Lease Agreement and the Reservation Lease Agreement, all with respect to the Leased Lands and all improvements and fixtures situated thereon;

         2.1.6. all of the Vendor's right, title and interest under all Board Orders, excluding those which relate to the Leased Lands, if and to the extent the same are assignable to the Purchaser;

         2.1.7.   the Team Tracks License;

         2.1.8.   the Trestle License; and



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         2.1.9.   a license to use the phrase "E & N Railway" in connection with the Purchaser's railway operations on the Port Alberni Subdivision, the Victoria Subdivision and the Wellcox Spur following the Closing as herein contemplated, in the form attached as Schedule Y, but specifically excluding the Excluded Assets (all of which properties, assets and rights are collectively referred to in this Agreement as the "Purchased Assets").

2.2. PURCHASE PRICE. The purchase price to be paid by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $15,150,000 (the "Purchase Price").

2.3. PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated as follows:

                  Land                                             $6,000,000
                  Track and Related Improvements                   $8,500,000
                  Other Assets                                     $  650,000

2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by the Purchaser to or to the order of the Vendor at the Closing by bank draft drawn on a Canadian chartered bank or by wire transfer to an account designated by the Vendor, at the Vendor's election.

3.       REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Purchaser acknowledges the prior railway and other possible industrial uses of the Purchased Line, the Leased Lands and the Wellcox Yard and that it is the Vendor's intention to sell, lease and license the Purchased Assets on an "as is, where is" basis at the Purchaser's risk and peril. Except as expressly provided in this Agreement, the Purchaser acknowledges that the Vendor makes no other representations or warranties, express or implied, with respect to the Purchased Assets and the transactions herein contemplated including, without limitation, representations or warranties as to title, aboriginal claims and interests, environmental matters, or the quality, merchantability or fitness for a particular purpose of any of the Purchased Assets. Subject to the foregoing and to any exclusions and limitations disclosed in the Schedules and the documents referred to therein, the Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein:

3.1. CORPORATE EXISTENCE AND POWER. Each of CPR and E & N is a corporation validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to own its Purchased Assets, to enter into this Agreement and all other agreements entered into pursuant hereto and to perform its obligations hereunder and all other agreements entered into pursuant hereto.



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



3.2. CORPORATE APPROVALS. This Agreement and all other agreements entered into pursuant hereto constitute legal, valid and binding obligations of each of CPR and E & N enforceable against them in accordance with their terms and all necessary corporate proceedings of each of CPR and E & N have been taken to authorize them to complete the transactions herein and therein contemplated.

3.3. NON-CONTRAVENTION. Subject to the fulfilment of the conditions set out in subsection 6.2, the execution and delivery of this Agreement and all other agreements entered into pursuant hereto by CPR and E & N and the consummation of the transactions contemplated hereby and thereby will not breach or violate any of the provisions of, or constitute a default under or conflict with CPR's and E & N's constating documents or any resolution of their shareholders or directors (or any committee thereof), any contract to which either of them is a party or by which they are bound, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over them, or any applicable law, statute, ordinance, regulation or rule.

3.4. PROCEEDINGS. Except as disclosed in Schedule H, there are no actions, law suits, claims, proceedings, investigations, arbitrations, grievances, human rights complaints or judgments, outstanding or, to the knowledge of the Vendor, pending or threatened by or against or affecting the Vendor which relate to the Purchased Assets, or the Vendor's operations thereon and which:

         3.4.1 question the legality or propriety of the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

         3.4.2 would prevent the Vendor from entering into this Agreement and all other agreements entered into pursuant hereto and from completing the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

         3.4.3 would materially impair the Purchaser's ability to conduct railway operations on the Purchased Line, the Leased Lands or the Wellcox Yard in a manner consistent with that currently conducted by the Vendor.

3.5. TITLE TO PURCHASED ASSETS. The Purchased Assets are owned beneficially and of record by the Vendor and at the Closing will be free and clear of any Encumbrances created by or arising through the Vendor other than the Permitted Encumbrances. Schedule A sets forth the legal descriptions of the real property included in the Purchased Line. The Vendor will transfer and convey to the Purchaser at the Closing, all right, title and interest of the Vendor in and to the Purchased Line, which interest shall be sufficient to enable the Purchaser to conduct railway operations on the Purchased Line in a manner consistent with that currently conducted by the Vendor.


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3.6.     NO EXPROPRIATION. None of the Purchased Assets are the subject of expropriation proceedings by any federal, provincial, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or, to the best knowledge of the Vendor, commenced and the Vendor is not aware of any intent or proposal to give any such notice or commence any such proceeding.

3.7. NO DEFAULT UNDER MATERIAL CONTRACTS. All Material Contracts are in good standing and in full force and effect and unamended except as disclosed to the Purchaser and, to the knowledge of the Vendor, there is no existing default nor any event, condition or occurrence (other than the requirement of obtaining consents to the assignment herein contemplated) which, after notice or lapse of time or both, would constitute a default or breach under any Material Contract.

3.8. TAX REGISTRATIONS. Each of CPR and E & N is registered under Part IX of the EXCISE TAX ACT (Canada) under registration nos. 100769694RT and 105210595RT, respectively. CPR is registered under the SOCIAL SERVICE TAX ACT (British Columbia) under registration no. R000041.

3.9. CONTINUOUS RAILROAD. The railroad lines which are the subject of this Agreement, the Lease Agreement, the Gap Lease Agreement, the Reservation Lease Agreement and the Wellcox Statutory Right of Way together provide a continuous railroad line without gap, gore or hiatus between Courtenay and Victoria, British Columbia and between Parksville and Port Alberni, British Columbia.

3.10. COMPLIANCE. In executing this Agreement and all agreements entered into pursuant hereto, the Vendor, to its knowledge, has complied with:

         3.10.1. all provisions of its constating documents and with all federal laws and regulations; and

         3.10.2. all applicable provincial laws and regulations, if any, the breach of which may result in the imposition of a financial encumbrance upon the Purchased Assets, the Leased Property or the Wellcox Yard or any portion thereof, with respect to the operation and maintenance of the Purchased Line, the Leased Lands, or the Wellcox Yard or any portion thereof, including, without limitation, the CANADA TRANSPORTATION ACT.

3.11. PUBLIC WORKS. There are no public works projects of any federal, provincial or municipal government existing or, to the Vendor's knowledge, pending with respect to the Purchased Line, the Leased Lands or the Wellcox Yard. In the event that a public works project exists or commences prior to the Closing Date, the Vendor shall be responsible for the cost, if any, of the work performed on the public works project prior to the Closing Date , and the

         Purchaser shall be responsible for the cost, if any, of the work performed on the public works project after the Closing Date.

3.12. ENVIRONMENTAL. To the knowledge of the Vendor, there are no environmental site assessment reports which it has prepared or caused to have been prepared in respect of the Purchased Line, the Leased Lands, the Wellcox Yard or any portions thereof during the preceding five years other than the Phase I Environmental Site Assessment reports with respect to the Purchased Line (No.ME009351), the leased portion of the Victoria Subdivision (No. ME009352) and the Wellcox Yard (No. ME009303), in each case excluding the Excluded Assets, and the additional environmental assessment reports listed therein, copies of which have been provided or made available to the Purchaser. No representation or warranty is made as to the accuracy or completeness of any such reports. The Vendor represents and warrants that it has not knowingly withheld any material adverse fact relating to the environmental condition of the Purchased Assets or any environmental assessment or survey of the Purchased Assets which discloses an environmental condition which materially impairs the value or utility of the Purchased Line, the Leased Lands or the Wellcox Yard, or which would impose material remediation costs on the Purchaser, in each case as the Purchased Line, the Leased Lands or the Wellcox Yard is currently utilized by the Vendor.

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
         COVENANTOR

4.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions contemplated hereby:

         4.1.1 CORPORATE EXISTENCE AND POWER. The Purchaser is a corporation validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

         4.1.2 CORPORATE APPROVALS. The execution and delivery by the Purchaser of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate proceedings on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

         4.1.3 NON-CONTRAVENTION. Subject to the fulfilment of the conditions set out in subsection 6.1, the execution and delivery of this Agreement and all other agreements entered into pursuant hereto by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not breach or violate any of the provisions of, or constitute a default under or conflict with the Purchaser's constating documents or any resolution of its shareholders or directors (or any committee thereof), any contract to which the Purchaser is a party, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser, or any applicable law, statute, ordinance, regulation or rule.

         4.1.4 PROCEEDINGS. There is no action, lawsuit, claim, arbitration, grievance, human rights complaint, judgment, investigation or proceeding outstanding or, to the knowledge of the Purchaser, pending or threatened by or against or affecting the Purchaser which:

                  4.1.4.1 questions the legality or propriety of the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

                  4.1.4.2 would prevent the Purchaser from entering into this Agreement and all other agreements entered into pursuant hereto and from completing the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

                  4.1.4.3 would materially impair the Purchaser's ability to conduct railway operations on the Purchased Line, the Leased Lands or the Wellcox Yard in a manner consistent with that currently conducted by the Vendor.

         4.1.5. FINANCIAL REPRESENTATIONS. The Purchaser has the financial capacity to enter into and perform all of its obligations under this Agreement and all other documents and agreements contemplated hereby to be entered into by Purchaser at the Closing and to satisfy as they arise all obligations of the Purchaser contemplated by such agreements. Purchaser is not aware of any existing circumstance that would prevent it from discharging the Assumed Obligations in accordance with their respective terms.

         4.1.6. GST Registration. The Purchaser will, at the Closing Date, be a registrant for the purposes of collecting and remitting GST.

         4.1.7. INVESTMENT CANADA. The Purchaser is a non-Canadian within the meaning of the INVESTMENT CANADA ACT (Canada).

4.2 REPRESENTATIONS AND WARRANTIES OF THE COVENANTOR. The Covenantor represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions contemplated hereby:

         4.2.1 CORPORATE EXISTENCE AND POWER. The Covenantor is a corporation validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

         4.2.2 CORPORATE APPROVALS. The execution and delivery by the Covenantor of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate proceedings on the part of the Covenantor and this Agreement constitutes a legal, valid and binding obligation of the Covenantor enforceable against it in accordance with its terms.

         4.2.3 NON-CONTRAVENTION. Subject to the fulfilment of the conditions set out in subsection 6.1, the execution and delivery of this Agreement and all other agreements entered into pursuant hereto by the Covenantor and the consummation of the transactions contemplated hereby and thereby will not breach or violate any of the provisions of, or constitute a default under or conflict with the Covenantor's constating documents or any resolution of its shareholders or directors (or any committee thereof), any contract to which the Covenantor is a party, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Covenantor, or any applicable law, statute, ordinance, regulation or rule.

         4.2.4 PROCEEDINGS. There is no action, lawsuit, claim, arbitration, grievance, human rights complaint, judgment, investigation or proceeding outstanding or, to the knowledge of the Covenantor, pending or threatened by or against or affecting the Covenantor which:

                  4.2.4.1 questions the legality or propriety of the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

                  4.2.4.2 would prevent the Covenantor from entering into this Agreement and completing the transactions contemplated by this Agreement and all other agreements entered into pursuant hereto; or

                  4.2.4.3 would materially impair the Purchaser's ability to conduct railway operations on the Purchased Line, the Leased Lands or the Wellcox Yard in a manner consistent with that currently conducted by the Vendor;

         4.2.5. FINANCIAL REPRESENTATIONS. The Covenantor has the financial capacity to enter into and perform all of its obligations under this Agreement and to satisfy as they arise all obligations of the Covenantor contemplated by this Agreement;

         4.2.6. INVESTMENT CANADA. The Covenantor is a non-Canadian within the meaning of the INVESTMENT CANADA ACT (Canada).

5.       PRE-CLOSING MATTERS

         5.1. VENDOR'S COVENANTS. The Vendor covenants and agrees that from the date hereof to the Closing:

         5.1.1. OPERATION OF PURCHASED LINE: except as otherwise contemplated by this Agreement, the Vendor will operate the Business in the ordinary course consistent with past practice and not take, or omit to take, any action without the Purchaser's written consent which, if taken or omitted, would have a material adverse effect on the Purchased Assets or the Business. Without limiting the generality of the foregoing, no action will be taken by the Vendor regarding the operation of the Business with respect to any of the matters listed below, without the prior written approval of the Purchaser:

                  5.1.1.1. the entering into of any lease for a term of one year or more, whether as lessor or lessee;

                  5.1.1.2. the termination of any Material Contract by the
                           Vendor;

                  5.1.1.3. the entering into of any agreement, contract,
                           license, permit or authorisation other than renewals or replacements of any Agreement existing at the date hereof and other than any new Agreement entered into in the ordinary course of the Business;

         5.1.2. MAINTENANCE OF ASSETS: the Vendor will maintain all of the Purchased Assets in the condition, repair and working order to the standard maintained at the date of this Agreement, reasonable wear and tear excepted. The Vendor will promptly notify the Purchaser of any material loss or damage to any of the Purchased Assets;

         5.1.3. ACCESS: the Vendor will give the Purchaser and the Purchaser's lawyers, accountants and other representatives reasonable access during normal business hours and at mutually convenient times to all of the Vendor's accounting, legal and other records relating to the Business and the Purchased Assets. The Vendor will provide copies of all information as may be reasonably requested by the Purchaser from time to time;

         5.1.4. CONSENTS: the Vendor will use all reasonable efforts to obtain all necessary consents and approvals, as identified in
                  Schedule I, of governmental or regulatory authorities and other parties, including without limitation, parties to the Agreements, required to be obtained by the Vendor with respect to the sale of the Purchased Assets contemplated by this Agreement;

         5.1.5. APPROVALS: the Vendor will cooperate with the Purchaser in obtaining all necessary authority, including licenses, permits, certificates, registrations, consents and other approvals of governmental or regulatory authorities, which would allow the Purchaser to conduct railway operations on the Purchased Line and the Leased Lands from and after the Closing Date in a manner consistent with that currently conducted by the Vendor.

5.2. PURCHASER'S COVENANTS. The Purchaser covenants and agrees that from the date hereof to the Closing:

         5.2.1 RAILWAY AUTHORITIES: the Purchaser will use all reasonable efforts to obtain all necessary authority, including licenses, permits, certificates, registrations, consents and other approvals of governmental or regulatory authorities, including without limitation, a letter from the appropriate provincial governmental authority which shall be delivered at the Closing that the final drafts of this Agreement, the Lease Agreement, the Reservation Lease Agreement and the Gap Lease Agreement are acceptable and will be approved pursuant to section 258 of the B.C. RAILWAY ACT, to allow the Purchaser to conduct railway operations on the Victoria Subdivision, the Port Alberni Subdivision and the Wellcox Spur from and after the Closing Date in a manner consistent with that currently conducted by the Vendor;

         5.2.2. CONSENTS: the Purchaser will cooperate with and assist the Vendor to obtain the consents referred to in subsection 5.1.4. The Purchaser acknowledges that the Vendor will be responsible for all communications with third parties in this regard and the Purchaser will not contact any such third party unless requested by the Vendor; and

         5.2.3. INVESTMENT CANADA APPROVAL: the Purchaser will promptly file all such applications and documentation and take all such actions required in order to comply with the provisions of the INVESTMENT CANADA ACT (Canada) and will use all reasonable efforts, including the provision of undertakings, if any, reasonably or customarily requested by Investment Canada, to obtain Investment Canada approval as set out in subsection 6.3 as soon as possible prior to the Closing Date.

6.       CONDITIONS OF CLOSING

6.1. CONDITIONS IN FAVOUR OF THE PURCHASER. The obligation of the Purchaser to complete the transactions herein contemplated at the Closing is subject to the following conditions:

         6.1.1. REPRESENTATIONS AND WARRANTIES: the representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the date of this Agreement and on the Closing Date as if made at and as of such date and time;

         6.1.2. COVENANTS: the Vendor shall have performed and complied with all, and shall not be in breach under any of the covenants, agreements and conditions required by this

                  Agreement to be performed or complied with by the Vendor prior to or at the Closing Date;

         6.1.3. MATERIAL LOSS: since the date of this Agreement there shall have been no loss of or damage to the Purchased Assets which has not been repaired and which would prevent the Purchaser from conducting railway operations on the Purchased Line , the Leased Lands and the Wellcox Yard in a manner consistent with that currently conducted by the Vendor. If, prior to the Closing, a material amount of the Purchased Assets are lost, destroyed or substantially damaged by fire or other casualty, so as to prevent the Purchaser from conducting railway operations on the Purchased Line, the Leased Lands and the Wellcox Yard in a manner consistent with that currently conducted by the Vendor and same can be repaired or replaced within 30 days of the Closing Date, the parties agree to extend the Closing for a maximum of 30 days from the Closing Date (unless otherwise mutually agreed), but if such loss or destruction cannot be replaced on repaired within 30 days from the Closing Date, either party may, at its option, elect not to close, provided, however, that the Purchaser may elect to close and accept the Purchased Assets without reduction of the Purchase Price;

         6.1.4. DELIVERY OF CLOSING DOCUMENTS: the Vendor shall have executed and delivered to the Purchaser at the Closing all of the documents, certificates, instruments and agreements listed in subsection 10.2 hereof;

         6.1.5.   CONSENTS AND APPROVALS: the consents and approvals listed in
                  Schedule I shall have been obtained on or before the Closing Date, or other arrangements satisfactory to the Purchaser in this regard shall have been made in writing signed by the Purchaser; and

         6.1.6. CORPORATE APPROVALS: the Purchaser shall have obtained all necessary approvals of its Board of Directors with respect to the consummation of the transactions contemplated in this Agreement.

         The foregoing conditions are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time provided that the Purchaser shall not be entitled to any reduction of the Purchase Price in the event of the non-fulfilment of any such conditions. In the event that any of the foregoing conditions are not fulfilled or performed on or before the dates set out above, the Purchaser may terminate this Agreement upon notice to the Vendor, in which case the Purchaser will thereupon be released from any and all further obligations hereunder.

6.2. CONDITIONS IN FAVOUR OF THE VENDOR. The obligation of the Vendor to complete the transactions contemplated by this Agreement is subject to the following conditions:

         6.2.1. REPRESENTATIONS AND WARRANTIES: the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the date of this Agreement and on the Closing Date as if made at and as of such date and time;

         6.2.2. COVENANTS: the Purchaser shall have performed and complied with all, and shall not be in breach under any of the covenants, agreements and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing;

         6.2.3. LABOUR SETTLEMENT: on or before the Closing Date, the Vendor, using commercially reasonable efforts, shall have negotiated and concluded an agreement with each of the unions representing the Employees, on terms satisfactory to the Vendor, with respect to the Vendor's obligations to such Employees from and after the Closing;

         6.2.4. DELIVERY OF CLOSING DOCUMENTS: the Purchaser shall have delivered to the Vendor at the Closing, all of the documents, certificates, instruments and agreements listed in subsection 10.3; and

         6.2.5.   CONSENTS AND APPROVALS: the consents and approvals listed in
                  Schedule I shall have been obtained on or before the Closing Date, or other arrangements satisfactory to the Vendor in this regard shall have been made in writing signed by the Vendor.

         The foregoing conditions are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. In the event that any of the foregoing conditions are not fulfilled or performed by the Closing Date, the Vendor may terminate this Agreement upon notice to the Purchaser, in which case the Vendor will thereupon be released from any and all further obligations hereunder.

6.3. MUTUAL CONDITIONS. The obligation of each of the Purchaser and the Vendor to complete the transactions contemplated by this Agreement at the Closing is subject to the following conditions:

         6.3.1. INVESTMENT CANADA: the purchase of the Purchased Assets by the Purchaser shall have been approved or deemed to have been approved pursuant to the INVESTMENT CANADA ACT (Canada); and

         6.3.2. RAILWAY AUTHORITIES: the Purchaser shall have obtained or applied for all necessary authority, including licenses, permits, certificates, registrations, consents and other approvals of governmental or regulatory authorities, to allow it to conduct railway operations on the Purchased Line and Leased Lands from and after the Closing Date in substantially the manner heretofore carried on by the Vendor and as herein contemplated.

         The foregoing conditions are inserted for the mutual benefit of the Vendor and the Purchaser and may be waived in whole or in part only if jointly waived by both the Vendor and the Purchaser. In the event that any of the foregoing conditions are not fulfilled on or before the Closing Date, or prior to such time shall have become incapable of being fulfilled, either the Vendor or the Purchaser may terminate this Agreement upon notice to the other.

7.       ASSUMED OBLIGATIONS

7.1. ASSUMED OBLIGATIONS. The Purchaser shall assume at and as of the Closing Date and shall pay, discharge and perform, as the case may be, from and after the Closing Date, all liabilities and obligations to be performed by the Vendor on or after the Closing Date under or in respect of the Agreements and the Board Orders (excluding those Board Orders which relate to the Leased Lands), including those Agreements entered into between the date hereof and the Closing, which by the terms and conditions thereof are to be observed, paid, discharged or performed at any time on or after the Closing Date and which have been assigned to the Purchaser in accordance with this Agreement (collectively the "Assumed Obligations").

7.2. INDEMNITY. The Purchaser shall indemnify and save the Vendor harmless from and against any and all Losses suffered or incurred by the Vendor as a result of or in connection with any failure of the Purchaser to pay, discharge or perform any of the Assumed Obligations. The Vendor shall promptly notify the Purchaser of any such Losses and shall cooperate with the Purchaser in the defence of such Losses. For greater certainty, the Purchaser shall not be responsible for any liabilities and obligations incurred by the Vendor prior to the Closing Date which have not been assumed by the Purchaser in accordance with this Agreement and the Vendor shall indemnify and save the Purchaser harmless from and against any and all Losses suffered or incurred by the Purchaser as a result of or in connection with any failure of the Vendor to pay, discharge or perform any liabilities and obligations incurred by the Vendor prior to the Closing Date which have not been assigned to the Purchaser in accordance with this Agreement.

8.       EMPLOYEES

8.1. OBLIGATIONS UNDER COLLECTIVE AGREEMENTS. On the Closing Date, the Purchaser shall assume all obligations and liabilities of the Vendor under and in respect of, and shall become bound by, the Collective Agreements with respect to those unionized Employees of the Business who accept employment with the Purchaser. It is the intention of the Purchaser to offer a minimum of twenty-five (25) jobs to unionized Employees in accordance with the senority provisions of the Collective Agreements. The Vendor shall not be responsible for any obligations or liabilities of the employer under the Collective Agreements arising from and after the Closing Date with respect to any unionized Employees who accept employment with the Purchaser and the Purchaser shall indemnify and hold the Vendor harmless from and against all Losses, including settlement payments, arising in respect of the foregoing from and after the Closing Date.

8.2. PENSION OBLIGATIONS. The Purchaser shall assume the obligations of the employer under the Collective Agreements with respect to pension plans of those Employees who become employees of the Purchaser.

8.3. TRANSFER OF PENSION ASSETS. The Vendor shall pay out from the Canadian Pacific Railway Company Pension Plan (the "Pension Plan"), in such manner and at such time as may be directed by the Purchaser and each Employee, an amount or assets in an amount equal to the actuarial liability for the benefits which would have been payable under the Pension Plan for services prior to the Closing Date with respect to all Employees of the Vendor who accept employment with the Purchaser if the "final average earnings" of those Employees under the Pension Plan had been increased to levels projected in accordance with the actuarial assumptions currently used in connection with the Pension Plan. The amount of such actuarial liability shall otherwise be determined in accordance with the actuarial assumptions currently used in connection with the Pension Plan. The Vendor and the Purchaser will use all reasonable efforts to determine the amount of such actuarial liability as soon as possible after the Closing. In the event of any dispute over the amount of such actuarial liability, the amount not in dispute shall be transferred to the Purchaser's pension plan as soon as possible and the disputed amount shall be settled by final and binding arbitration pursuant to the COMMERCIAL ARBITRATION ACT (British Columbia), as amended from time to time.

8.4. PURCHASER'S INDEMNITY. The Purchaser shall indemnify and save the Vendor harmless from and against:

         8.4.1. LOSSES: all Losses, including settlement payments, which may be suffered or incurred by the Vendor arising out of or in connection with any termination or constructive termination by the Purchaser of any employee of the Vendor who accepts employment with the Purchaser; and

         8.4.2. CLAIMS: any claim by any employee of the Vendor who accepts employment with the Purchaser for any benefits under the Pension Plan, subject only to the completion of the Vendor's obligations in subsection 8.3.

8.5. VENDOR'S LIABILITIES. The Purchaser will not assume and will not be liable for any of the following:

         8.5.1. SALARY, ETC.: all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under employee benefit plans of the Vendor relating to employment of all persons in the operation of the Business prior to the Closing Date;

         8.5.2. TERMINATION CLAIMS: all severance payments, damages for wrongful dismissal and related costs in respect of the termination by the Vendor prior to the Closing Date with respect to the employment of any employee who chooses not to accept employment with the Purchaser; and

         8.5.3. OTHER CLAIMS: all liabilities for claims for injury, disability, death or worker's compensation arising from or related to employment in the Business prior to the Closing Date.

         Notwithstanding subsection 8.1, the Vendor shall remain responsible for any and all obligations and liabilities of the employer, including without limitation, grievances, human rights complaints or other similar actions, under the Collective Agreements which remain outstanding as of the Closing Date or which may arise, based upon facts and matters occurring, prior to the Closing Date and the Vendor shall assume conduct of any and all proceedings arising therefrom and shall indemnify and hold the Purchaser harmless from and against all Losses, including settlement payments, arising in respect thereto. The Vendor shall indemnify and save the Purchaser harmless from and against all Losses, including settlement payments, which may be suffered or incurred by the Purchaser arising out of or in connection with any claims, law suits, actions, proceedings, investigations or inquiries initiated by any and all Employees of the Vendor who are not selected for employment by the Purchaser pursuant to section 8.1 of this Agreement or who choose not to accept the Purchaser's offer of employment.

9.       RAIL AGREEMENTS

9.1. GAP LEASE AGREEMENT. At the Closing the Vendor and the Purchaser shall enter into a lease with respect to the use by the Purchaser of those certain lands located approximately between miles 0.68 and 0.75 on the Wellcox Spur and those certain lands located approximately between miles 37.32 and 37.89 on the Port Alberni Subdivision, in substantially the form set out in Schedule L.

9.2. RESERVATION LEASE AGREEMENT. At the Closing the Vendor and the Purchaser shall enter into a lease with respect to the use by the Purchaser of the Nanaimo Lands and the Nanoose Lands, in substantially the form set out in Schedule W, which lease shall include an option in favour of the Purchaser to require the Vendor, subject to any statutory restriction on the transfer of the Nanaimo Lands or the Nanoose Lands, to transfer to the Purchaser all of the Vendor's interest in the Nanaimo Lands and the Nanoose Lands for the sum of one dollar ($1.00).

9.3. TRACKAGE RIGHTS. At the Closing the Vendor and the Purchaser shall enter into the following trackage rights agreements:

         9.3.1. CPR TRACKAGE RIGHTS AGREEMENT (LEASE TERMINATION): an agreement in substantially the form set out in Schedule M with respect to the use by the Vendor of the trackage on the Wellcox Yard and on the portions of the Victoria Subdivision and the Wellcox Spur included in the Purchased Line;

         9.3.2. CPR TRACKAGE RIGHTS AGREEMENT (VIA): an agreement whereby the Purchaser grants the Vendor certain rights to operate VIA's passenger trains over the Victoria Subdivision, the Wellcox Spur and the Wellcox Yard, in substantially the form set out in Schedule X.

9.4. TRAFFIC AND HAULAGE AGREEMENT. At the Closing the Vendor and the Purchaser shall enter into a traffic and haulage agreement with respect to the haulage of cars in the account of CPR hauled by the Purchaser on Vancouver Island, in substantially the form set out in Schedule N.

9.5. VIA RAIL ASSIGNMENT AGREEMENT. At the Closing, the Vendor and the Purchaser shall enter into an agreement with respect to the performance by the Purchaser of certain obligations of the Vendor pursuant to the VIA-CPR Agreement, substantially in the form set out in Schedule O.

10.      CLOSING

10.1. TIME AND PLACE OF CLOSING. The Closing shall occur at 10:00 a.m. (Vancouver time) on the Closing Date, at the office of Lawson Lundell Lawson & McIntosh in Vancouver, British Columbia, or at such other time and place or in such other manner as the Vendor and the Purchaser may mutually agree.

10.2. VENDOR'S DELIVERIES AT THE CLOSING. At the Closing, the Vendor shall deliver to the Purchaser:

         10.2.1. TRANSFER OF ASSETS: all necessary deeds, transfers, bills of sale, assignments and other documents, in registrable form where required, which are necessary or desirable to transfer, assign and grant the Purchased Assets to and in the name of the Purchaser;

         10.2.2. RAIL AGREEMENTS: the Rail Agreements, duly executed by the Vendor;

         10.2.3. LICENSE AGREEMENTS: the Team Tracks License and the Trestle License, duly executed by the Vendor;

         10.2.4. LEASE AGREEMENTS: the Lease Agreement, Gap Lease Agreement and Reservation Lease Agreement, duly executed by the Vendor;

         10.2.5. WELLCOX STATUTORY RIGHT OF WAY: the Wellcox Statutory Right of Way, duly executed by the Vendor;

         10.2.6. ASSIGNMENT AND ASSUMPTION AGREEMENT: an assignment and assumption agreement ("Assignment and Assumption Agreement") in substantially the form attached as Schedule Q, duly executed by the Vendor;

         10.2.7. LEGAL OPINION: a legal opinion from counsel for the Vendor, in substantially the form attached as Schedule AA;

         10.2.8. TITLE DOCUMENTS: originals (where available) or copies of certificates, deeds and other title documents for the Purchased Assets, including maps, mylars, and plans relating to the Purchased Line, and copies of certificates, deeds, and other title documents for the Leased Lands and the Wellcox Yard, including copies of maps, mylars and plans, in each case in the Vendor's possession or control; provided, however, that the Vendor may retain copies of the original documents relating to the Purchased Assets;

         10.2.9. CONSENTS: all consents referred to in subsection 5.1.4 which have been obtained up to the Time of Closing;

         10.2.10. OFFICER'S CERTIFICATE: a certificate signed by an authorized officer of CPR, dated the Closing Date, certifying on behalf of the Vendor that at and as of the Closing, the representations and warranties of the Vendor contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Vendor prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Purchaser;

         10.2.11. ELECTIONS: the elections referred to in Section 12, duly executed by the Vendor; and

         10.2.12. OTHER DOCUMENTS: all such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Vendor pursuant to this Agreement.

10.3. PURCHASER'S DELIVERIES AT CLOSING. At the Closing the Purchaser shall deliver to the Vendor:

         10.3.1. PURCHASE PRICE: payment of the Purchase Price in accordance with Section 2 hereof;

         10.3.2. ASSIGNMENT AND ASSUMPTION AGREEMENT: the Assignment and Assumption Agreement, duly executed by the Purchaser;

         10.3.3. RAIL AGREEMENTS: the Rail Agreements, duly executed by the Purchaser;

         10.3.4. LICENSE AGREEMENTS: the Team Tracks License and the Trestle License, duly executed by the Purchaser;

         10.3.5. LEASE AGREEMENT: the Lease Agreement, Gap Lease Agreement and Reservation Lease Agreement, duly executed by the Purchaser;

         10.3.6. WELLCOX STATUTORY RIGHT OF WAY: the Wellcox Statutory Right of Way, duly executed by the Purchaser;

         10.3.7. LEGAL OPINION: a legal opinion from counsel for [the Covenantor and] the Purchaser, in substantially the form attached as Schedule Z;

         10.3.8. OFFICER'S CERTIFICATE: a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, certifying on behalf of the Purchaser that at and as of the Closing, the representations and warranties of the Purchaser contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Vendor;

         10.3.9. INVESTMENT CANADA: evidence of the approval or deemed approval of the transactions contemplated herein under the INVESTMENT CANADA ACT (Canada);

         10.3.10. RAILWAY LICENSES: evidence of the receipt by Purchaser of all necessary licenses, etc. as set out in subsection 6.3.2;

         10.3.11. ELECTIONS: the elections referred to in Section 12, duly executed by the Purchaser;

         10.3.12. INSURANCE: evidence of insurance coverage in accordance with the Lease Agreement; and

         10.3.13. OTHER DOCUMENTS: all such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

11.      CONSENTS

11.1 CONSENTS. Where the consent of a third party is required to permit the transfer or assignment to the Purchaser of the Vendor's interest in the Agreements or other document included in the Purchased Assets, the assignment of those agreements and rights in respect of which the required consent has not been received on or before the Closing Date (the "retained agreements") will not be effective in each case until the required consent has been received and such retained agreements will be held by the Vendor following the Closing in trust for the benefit and exclusive use of the Purchaser.

11.2 VENDOR'S COVENANTS. The Vendor shall account for all monies received pursuant to the retained agreements with respect to the period after the Closing and shall forward same to the Purchaser on a timely basis. The Vendor shall continue to use all reasonable efforts to obtain the required consents and shall only make use of such retained agreements in accordance with the reasonable directions of the Purchaser. Upon such consents being obtained, the Vendor shall forthwith assign such retained agreements to the Purchaser. In the event any such consents have not been obtained within six months after Closing, then the subject retained agreement shall be deemed to be an Excluded Asset and the Vendor shall be entitled to terminate or otherwise deal with such retained agreement in its sole discretion without any adjustment to the Purchase Price.

11.3 PURCHASER'S COVENANTS. The Purchaser agrees to cooperate with the Vendor in such regard and to agree to all reasonable conditions to the obtaining of such consents and to enter into such assignment and assumption agreements as may be reasonably required by such third parties to effect such consents, provided that the Vendor shall be solely responsible for making any payments, including without limitation, any assignment, fees, registration costs, or legal, accounting or administrative fees which are payable in respect of or as a condition precedent to the transfer or assignment of any retained agreement.

11.4 VENDOR'S INDEMNITY. The Purchaser shall indemnify and save harmless the Vendor and its directors, officers, employees, agents, successors and assigns from and against any and all Losses which may be suffered or incurred by or claimed against the Vendor or its directors, officers, employees, agents, successors or assigns arising from or in connection with the Purchaser's use of such retained agreements.

12.      TAXES AND ELECTIONS

12.1. PAYMENT OF TAXES ON SALE AND TRANSFER. The Purchaser shall be responsible for and shall remit and pay upon Closing, all property purchase taxes, federal Goods and Services taxes, provincial sales taxes and similar taxes and all duties and registration, transfer or other fees payable in respect of the sale and transfer of the Purchased Assets to the Purchaser. The Vendor shall be responsible for and pay all taxes, if any, payable pursuant to the ESQUIMALT AND NANAIMO RAILWAY BELT TAX ACT (British Columbia) in connection with the sale and transfer of the Purchased Assets to the Purchaser.

12.2. GST ELECTION. On the Closing Date the Purchaser and the Vendor shall make a joint election contemplated under section 167 of the EXCISE TAX ACT (Canada). Purchaser shall file such election in the manner and within the time prescribed by the said Act and shall indemnify and hold harmless Vendor from and against any Losses suffered by Vendor in the event such election has not been validly made or filed.

12.3. TAX MINIMIZATION. The parties agree to cooperate in good faith to take such steps as may be available to minimise (or eliminate) any taxes in respect of the transactions contemplated by this Agreement in accordance with applicable legislation or regulations, as may be reasonably requested by either party. Each party agrees not to withhold consent to any such steps as may be requested by the other party unless such steps would adversely affect the financial or tax position of the party.

12.4. DELINQUENT TAXES. The Vendor shall remain responsible for the payment of any and all taxes, assessments, fines and penalties and governmental charges or levies referred to in subsection 1.1.23.1 which arise prior to the Closing Date and which, if being contested by the Vendor in good faith and diligently by appropriate proceedings, are subsequently resolved against the Vendor.

12.5. LIENS. The Vendor shall remain responsible for the payment and discharge from title to the Purchased Line of all undetermined or inchoate liens or charges referred to in subsection 1.1.23.3. which right to claim of all undetermined or inchoate liens or charges in respect of any fact or matter has arisen prior to the Closing Date.

13.      POST CLOSING MATTERS

13.1. REMOVAL OF PERSONAL PROPERTY. For a period of thirty (30) days after the Closing Date, the Purchaser shall permit the Vendor to remove personal property constituting Excluded Assets from the Purchased Line and the Leased Lands and Wellcox Statutory Right of Way. All such removal shall be during normal business hours, shall be following reasonable notice to the Purchaser and shall not unreasonably interfere with the normal business of the Purchaser. Any such personal property which is not removed by the Vendor within the time provided for by this subsection 13.1 shall thereafter become part of the Purchased Assets with no further adjustment of the Purchase Price.

13.2. VENDOR'S ACCESS TO RECORDS. The Purchaser agrees that, for a period of six (6) years from the Closing Date, it will allow the Vendor reasonable access to all records and documents provided by the Vendor to the Purchaser relating to the Purchased Assets during normal business hours and when requested make copies thereof at the Vendor's expense. If the Purchaser shall desire to dispose of any of such records and documents prior to the expiration of such six year period, the Purchaser shall, prior to such disposition, give the Vendor a reasonable opportunity, at the Purchaser's expense, to segregate and remove such of those records as the Vendor may select. Notwithstanding the foregoing, the Purchaser shall not be liable to the Vendor for any Losses, cost or expenses of any nature directly or indirectly occasioned by any accidental loss or destruction of any records or documents included in the Purchased Assets, regardless of the cause of any such accidental loss or destruction, and the Purchaser does not guarantee the accuracy of any notations made by the Purchaser on such records and documents.

13.3. PURCHASER'S ACCESS TO RECORDS. The Vendor agrees that, for a period of six (6) years from the Closing Date, it will allow the Purchaser reasonable access to all records and documents pertaining to the Purchased Assets and operation of the Purchased Line during normal business hours and when requested make copies thereof at the Purchaser's expense. If the Vendor shall desire to dispose of any of such records and documents prior to the expiration of such six year period, other than in the Vendor's ordinary course of business, the Vendor shall, prior to such disposition, give the Purchaser a reasonable opportunity, at Vendor's expense, to segregate and remove such of those records as the Purchaser may select.

13.4. PURCHASED LINE TITLES. The Purchaser acknowledges that the Vendor does not have title to three parcels of real property included in the Purchased Line and identified in Schedule P. The Vendor agrees to use all reasonable efforts to obtain title to such parcels in a timely manner as soon as possible after the Closing and, if successful, to forthwith execute and deliver all such documents and do such acts and things as may be necessary to convey title to the subject parcels to the Purchaser. Until title to the subject parcels has been transferred to the Purchaser, the Vendor shall hold all of its right, title and interest in the subject parcels in trust for the Purchaser. The Vendor represents and warrants to the Purchaser that the Purchaser's inability to acquire title to the subject parcels shall not interrupt the Purchaser's use of such parcels for railway operations on the Purchased Line or disrupt the continuity of the Purchased Line.

13.5. LEASED LANDS TITLES. The Purchaser acknowledges that the Vendor does not have title to several parcels of real property included in the Leased Lands and identified in Schedule S. The Vendor agrees to use all reasonable efforts to obtain title to such parcels in a timely manner as soon as possible after the Closing and, if successful, to forthwith confirm to the Purchaser that such parcels are subject to and included in the Lease Agreement. The Vendor represents and warrants to the Purchaser that the Vendor's inability to acquire title to the subject parcels shall not interrupt the Purchaser's use of such parcels for railway operations on the Leased Lands or disrupt the continuity of the railway line on the Leased Lands.

13.6. EXCLUDED LANDS. The Purchaser acknowledges that subdivision and/or survey plans for the lands comprising the Excluded Assets referred to in items 2 to 4 inclusive of Schedule D will not be completed before the Closing. The Purchaser covenants and agrees to cooperate with the Vendor so as to assist the Vendor in completing the same as soon as possible following the Closing and to forthwith execute and deliver all such documents and do such acts and things as may be necessary to convey title to such Excluded Assets to the Vendor. Until title to such Excluded Assets has been transferred to the Vendor, the Purchaser shall hold all of its right, title and interest in such Excluded Assets in trust for the Vendor. The Vendor shall be responsible for all costs associated with the subdivision and/or survey plans and the said lands shall remain at the sole risk of the Vendor. The Vendor shall pay to the Purchaser any costs associated with the holding of the said lands in trust for the Vendor, including without limitation, the Vendor's proportionate share of real property taxes.

13.7. LEASED LANDS. The Purchaser acknowledges that certain of the Leased Lands consist of unsubdivided portions of lands and that, as such, there is some doubt based upon Section 73 of the LAND TITLE ACT (British Columbia) as to the validity of the Lease Agreement, with respect to such unsubdivided lands. Each of the Purchaser and the Vendor covenants and agrees with the other that it will not at any time assert that the Lease Agreement is invalid or null and void, in whole or in part, by virtue of Section 73 of the LAND TITLE ACT (British Columbia). In the event that any third party challenges the validity of the Purchaser's interest in any of such lands, the Vendor shall, at the request of the Purchaser, cooperate with the Purchaser to either, at the election of the Vendor:

         13.7.1 subdivide the subject lands or otherwise obtain all necessary approvals under the LAND TITLE ACT (British Columbia) to lease such lands;

         13.7.2   grant a statutory right of way over the subject lands; or

         13.7.3 otherwise assure to the Purchaser, to the extent permitted by applicable law, the Purchaser's ability to conduct railway operations on such unsubdivided lands in accordance with the terms and conditions of the Lease Agreement;

         the costs of which, in each case, shall be paid equally by the Vendor and the Purchaser.

13.8. RECORDS AND REPORTS: Within 45 days after the Closing, the Vendor shall deliver to the Purchaser real estate and engineering drawings, schematics, records and reports, inspections, tests and similar documents relating to the construction, modification, inspection and testing of the Purchased Line, Leased Lands and the Wellcox Yard in the Vendor's possession or control; provided, however, that the Vendor may retain copies of the foregoing with respect to the Purchased Line and originals with respect to the Leased Lands and the Wellcox Yard.

14.      FUTURE PASSENGER SERVICE

14.1. PASSENGER STATIONS. In the event that the VIA Rail passenger service is discontinued on the Victoria Subdivision:

         14.1.1. in order to allow the Purchaser an opportunity to determine if it wishes to establish a new passenger or commuter service, the Vendor agrees that for a period of one year after the VIA Rail passenger service has been discontinued, the Vendor shall not lease such portions of any of the existing railway stations located at Duncan, Ladysmith, Nanaimo, Parksville, Qualicum and Courtenay that would reasonably be required for passenger ticketing and waiting areas, other than pursuant to leases which may be terminated by the Vendor on 90 days or less notice, provided that the Vendor is the owner with respect to each station and,

         14.1.2. the Vendor agrees, provided it is the owner with respect to each station, to lease to the Purchaser reasonable ticketing and waiting area space at each of the existing railway stations at a rent and on terms to be agreed between the parties, subject to space being available for lease to the Purchaser at each such station at the time requested by the Purchaser and also subject to all necessary regulatory approvals including the HERITAGE RAILWAY STATIONS PROTECTION ACT (Canada) being obtained. This shall only apply for a three
                  (3) year period following the VIA Rail passenger service being discontinued. The Vendor shall have no obligation to the Purchaser to maintain any of the stations either prior to or after VIA discontinues passenger services.

14.2. SONGHEES RAILYARD. In the event that the Purchaser wishes to operate any passenger or commuter service over the Victoria Subdivision in addition to or in substitution for the existing VIA Rail passenger service, then at the request of the Purchaser, CPR agrees to negotiate with the Purchaser with a view to providing the Purchaser with a lease over portions of the trackage and buildings in the Songhees Railyard provided that:

         14.2.1. the Songhees Railyard continues to be used or available for use as a rail yard, as determined by CPR in its sole discretion;

         14.2.2. either the carshop or the roundhouse located in the Songhees Railyard is available for use and occupancy by the Purchaser;

         14.2.3. the rent for such premises shall be as mutually agreed between the parties;

         14.2.4. any such lease would be terminable by CPR at any time upon 90 days notice in the event CPR wishes to redevelop or sell the Songhees Railyard;

         14.2.5. all necessary regulatory approvals including the HERITAGE RAILWAY STATIONS PROTECTION ACT (Canada) are obtained; and

         14.2.6. any such lease would be based on an "as is" basis with no obligation on CPR to repair.

15.      ENVIRONMENTAL MATTERS

15.1. IMPAIRED PARCELS. In the event that any of the Purchased Line or the Leased Lands are determined, either before the Closing or during the period of two years after the Closing, to contain any "hazardous material" which was placed, held, located, released, discharged or disposed of on, under or at the Purchased Line and the Leased Lands prior to the Closing and which (i) materially impairs the value or utility of the Purchased Line or the Leased Lands, or (ii) would require material costs of remediation in accordance with applicable environmental laws, in each case based upon the use of such lands as at the Closing (in either case referred to herein as an "Impaired Parcel"), then the Purchaser may at its option reconvey such lands, if an owned parcel, or surrender its lease of such lands, if a leased parcel, for one dollar ($1.00) to the Vendor delivered no later than 30 days after the second anniversary of the Closing Date. Neither the Purchaser nor the Vendor shall be entitled to an adjustment in the Purchase Price or an abatement in rent as a result of any such reconveyance or surrender. For the purposes of this Section 15, "hazardous material" means any hazardous substance or any pollutant or contaminant, toxic or dangerous waste substance or material and "hazardous material" shall also include materials or substances which are found to be on, in or under the Purchased Line or the Leased Lands or in the groundwater within the Purchased Line or the Leased Lands in amounts exceeding levels determined to be acceptable by any governmental or other body having administrative or regulatory jurisdiction over the same, whether municipal, provincial or federal. Notwithstanding the foregoing, the existence of coal or mine product tailings (in moderate concentration), ties containing creosote (except in a creosote tie burial hole), or leakage at any rail lubricator site on any lands sold or leased to the Purchaser under this Agreement shall not provide a basis for designating said lands an "Impaired Parcel".

15.2. VENDOR'S ACCESS. As a condition to the reconveyance or surrender of any Impaired Parcel, Purchaser shall grant to the Vendor, for the benefit of the Vendor, and its successors and assigns, a charge-free license, easement or right of way on mutually acceptable terms and conditions over such portion of the Purchased Assets as may be required for the Vendor to gain free and adequate access to such Impaired Parcel from public roads. No such license, easement or right of way shall be required in the event that the Impaired Parcel already has adequate access from public roads. In connection with the reconveyance or surrender to the Vendor of any Impaired Parcel:

         15.2.1. PURCHASER'S INDEMNITY: if any hazardous material was placed, held, located, released, discharged or disposed of on, under or at such Impaired Parcel during the period prior to the Closing Date, then, for a period of five (5) years after the Closing Date, the Vendor shall indemnify the Purchaser against any third party claims made during such period relating to the existence of such hazardous material on such Impaired Parcel, as follows:

                           Years 1 - 3      -        100%; and
                           Years 4 - 5      -         75%
                  of all Losses suffered or incurred by the Vendor.

         15.2.2. VENDOR'S INDEMNITY: if any hazardous material was placed, held, located, released, discharged or disposed of on, under or at such Impaired Parcel during the period commencing on the Closing Date and terminating on the date of the reconveyance or surrender of such Impaired Parcel to the Vendor, then for a period of five (5) years after the date of the reconveyance or surrender the Purchaser shall indemnify the Vendor against any third party claims made during such period relating to the existence of any such hazardous material on such Impaired Parcel, as follows:

                           Years 1 - 3      -         100%; and
                           Years 4 - 5      -          75%

                  of all Losses suffered by the Purchaser.

         15.2.3. PURCHASER'S LIABILITIES: Except for Losses caused by the acts or omissions of the Vendor, the Purchaser shall assume and indemnify the Vendor against all other liabilities relating to the ownership, occupancy and use of such Impaired Parcel, including payment of all real property and other taxes associated therewith and performance and discharge of all Assumed Obligations relating to such Impaired Parcel and all Losses which relate to or arise out of the Purchaser's operations or presence on such Impaired Parcel from and after the date of such reconveyance or surrender.

15.3. IMPAIRED PARCEL BOUNDARIES. If the Purchaser elects to reconvey or surrender any Impaired Parcel, the Purchaser and the Vendor shall negotiate, in good faith, to agree on the size, boundaries and shape of such Impaired Parcel as well as any lands to be subject to a license, easement or right of way required under subsection 15.2.

15.4.    COSTS.  The Vendor and the Purchaser shall each pay one-half of:

         15.4.1. COSTS: the cost of any land surveys required in connection with the reconveyance or surrender of any Impaired Parcel, including any costs incurred for the division or subdivision of any parcel of real property; and

         15.4.2. TAXES ON FEES: any property purchase tax, sales tax, and registration and filing fees in connection therewith.

         Unless the Vendor agrees in writing otherwise, any Impaired Parcel shall be reconveyed or surrendered to the Vendor in the same condition conveyed to Purchaser pursuant hereto, normal wear and tear and modifications for railway operations excepted.

15.5. EASEMENT. If and to the extent that an Impaired Parcel which has been returned to the Vendor is necessary for Purchaser's rail operations on the Purchased Line or the Leased Lands, then at the time of reconveyance or surrender to the Vendor, the Vendor shall grant to Purchaser a charge-free license, easement, right of way or trackage rights pursuant to which Purchaser shall have the exclusive right to conduct rail operations thereon.

15.6     REMEDIATION.

         15.6.1. AT VENDOR'S OPTION: notwithstanding subsection 15.1, as an alternative to accepting reconveyance or surrender of an Impaired Parcel from Purchaser, the Vendor may at its option and expense elect to remediate any Impaired Parcel in accordance with applicable environmental laws to a condition which is sufficient for the purposes of railway operations thereon, in which case Purchaser shall retain such Impaired Parcel; and

         15.6.2. REQUIRED BY GOVERNMENT: if at any time during the two year period following the Closing Date any governmental or regulatory authority requires remediation of an environmental condition on, in or under any such Impaired Parcel retained by the Purchaser and either initiates or threatens actions to suspend, impede or restrict railroad operations on such Impaired Parcel, or to levy fines or penalties against the Purchaser in respect thereof, the Vendor shall remediate the environmental condition, at its own expense, to the standards and reasonable time frames required by that governmental agency in order to allow Purchaser to resume railroad operations or to remove any such impediment or restriction on the Purchaser's railroad operations on such Impaired Parcel. The Vendor shall indemnify and save harmless the Purchaser and its directors, officers, employees, agents, successors and assigns, from and against any and all Losses suffered or incurred by the Purchaser or its directors, officers, employees, agents, successors or assigns arising from or in connection with the Vendor's failure to remediate such Impaired Parcel as herein provided.

15.7. INFORMATION CONFIDENTIAL. The Vendor and the Purchaser shall keep confidential any and all information regarding the environmental condition of the Purchased Line, the Leased Lands and the Wellcox Yard which is provided by one party to the other in connection with this transaction and shall not disclose such information to any third party without the written consent of the providing party, except to the extent that such disclosure is required by law.

15.8. ENTIRE RIGHTS. Purchaser hereby covenants and agrees that the rights granted to the Purchaser under this Section 15 constitute the exclusive rights and remedies relating to the environmental condition of the Purchased Assets that the Purchaser has or may exercise against the Vendor and the Purchaser hereby waives any other rights or remedies it has or may have against the Vendor with respect thereto. Subject to and except as otherwise expressly provided in this Section 15, from and after the Closing the Purchaser shall release, indemnify and save harmless the Vendor and its directors, officers, employees, agents, tenants, successors and assigns, from and against any and all Losses which may be suffered or incurred by or claimed against the Vendor or its directors, officers, employees, agents, successors or assigns arising from or in connection with the existence, or alleged existence, of any hazardous material on, in or under the Purchased Line or the Leased Lands at any time, whether arising before of after the Closing.

15.9. SITE PROFILE. The Purchaser hereby waives any right to receive from the Vendor site profiles in respect of the Purchased Assets as provided under Section 26.1(7) of the WASTE MANAGEMENT ACT (British Columbia).

15.10.   WELLCOX YARD.  The Vendor shall:

         15.10.1. remove all scrap creosote ties stored at the Wellcox Yard on the Closing Date within six (6) months after the Closing Date; and

         15.10.2. remove all contaminated soil being "bio-farmed" at the Wellcox Yard on the Closing Date within three (3) years after the Closing Date to the extent that such soil has not been remediated and is still contaminated, in each case at the sole cost and expense of the Vendor.

15.11. SONGHEES RAILYARD. The foregoing provisions of this Section 15 shall not apply to the portion of the Leased Lands which run through the Songhees Railyard, which portion of the Leased Lands shall be subject to the same terms and conditions as regards the environmental condition of such lands and the indemnities of the parties relating thereto as are set out in Article 6 of the Wellcox Statutory Right of Way.

16.      CLOSING ADJUSTMENTS

16.1. ADJUSTMENTS. The Vendor and the Purchaser confirm their intention that all expenses and revenues in respect of the Purchased Assets and the Business are for the account of the Vendor up to the Closing Date and, with respect to the Purchased Assets, are for the account of the Purchaser from and after the Closing Date. Accordingly, the Vendor and the Purchaser agree to make such adjustments as may be necessary, to be effective as of the Closing Date, and without in any way restricting the generality of the foregoing such adjustments shall include:

         16.1.1. TAXES: real property taxes and local improvement charges assessed or levied against the Purchased Line, the Leased Lands and Wellcox Statutory Right of Way lands by any provincial, municipal, civic or school authority; and

         16.1.2. OTHER: vehicle licenses and leases, mobile equipment licenses, business licenses, business taxes and utilities and any prepaid expenses to the extent that the benefit and advantage of the prepaid expenses or unexpired portion thereof can be, and is, by agreement between the parties assigned to the Purchaser by the Vendor on the Closing Date.

16.2. CALCULATION AND PAYMENT. Commencing not less than five days prior to the Closing Date the Vendor and the Purchaser shall calculate the amount of such adjustments based upon the information available to them at that time and the agreed amount of such adjustments shall be settled between the parties at the Closing. Thereafter, the Purchaser shall allow the Vendor access to the records of the Purchaser from time to time for the purpose of calculating, or verifying the Purchaser's calculation of, any remaining adjustments with a view to settling all final adjustments within sixty (60) days after Closing. Any disputed adjustments shall be referred to final and binding arbitration pursuant to the COMMERCIAL ARBITRATION ACT (British Columbia), as amended from time to time.

17.      FIBRE OPTICS AGREEMENTS

17.1. FIBRE OPTICS ACCESS. The Purchaser acknowledges that it acquires the Purchased Line and the Leased Lands subject to, INTER ALIA, the Statutory Rights of Way granted to BC TEL and registered in the Victoria Land Title Office under numbers EM 112318 and EM 112317, respectively (the "Fibre Optic SRWs"), relating to the installation and maintenance of certain communication conduits, telecommunication cables and associated equipment, assets and structures, including fibre optic communications cables (collectively, "FOCCs"). The Vendor shall forthwith provide the Purchaser with a copy of the plans and specifications identifying the exact location of the FOCCs.

         The Purchaser agrees and covenants that, from and after the Closing Date, the Purchaser shall: (i) comply with all of the Vendor's obligations arising from and after the Closing Date under the Fibre Optic SRWs; (ii) perform in accordance with their terms, and be bound by, all of the terms and conditions of the Fibre Optic SRWs; and (iii) grant to the Vendor, its licensees and their respective successors and assigns such access to the subject lands as may be required in connection with the Fibre Optic SRWs. The Purchaser shall not cause or suffer any interference with the enjoyment and use of the rights, interests and privileges granted or conferred in the Fibre Optic SRWs. The Vendor shall be entitled to any and all revenue and income of every kind, nature and description, derived from the Fibre Optic SRWs.

17.2. ADDITIONAL LICENCES. The Purchaser hereby acknowledges that the Vendor shall be entitled, and is hereby authorized, at its cost and for its benefit, to grant additional licenses, easements or statutory rights-of-way over the Purchased Line, the Leased Lands and the Wellcox Yard to accommodate additional FOCCs ("additional SRWs") on terms and conditions which are similar or more advantageous than those set out in the Fibre Optic SRWs and which are no more onerous to the Purchaser with respect to the operation of its railway business; provided that the Vendor shall give the Purchaser thirty (30) days written notice before doing so, which notice shall include all drawings, plans and specifications and precise and detailed site and survey plans (collectively, the "FOCC Plans") showing the exact location thereof and which location must be consented to in writing by the Purchaser, said consent not to be unreasonably withheld or delayed. At the request of the Vendor, the Purchaser covenants and agrees to enter into and grant such additional SRWs with respect to the Purchased Line provided that such additional SRWs shall conform at all times with all applicable municipal, provincial or federal statutory and regulatory requirements. The Purchaser may at any time request confirmation from the Vendor of conformity of the additional SRWs, to the FOCC Plans provided by the Vendor following completion thereof.

17.3. VENDOR'S INDEMNITY. Provided the Purchaser has been furnished with all FOCC Plans, the Purchaser shall forever protect, indemnify and defend the Vendor and its officers, directors, agents, employees and licensees from and against any and all Losses resulting from or arising out of damage to the FOCCs and any modification, replacement and additions thereto, caused by or arising from the maintenance, excavation, demolition or alteration of the subject lands by the Purchaser, so long as the damaged FOCCs have been adequately identified in the FOCC Plans.

17.4. COMPENSATION. The Vendor shall pay to the Purchaser reasonable compensation for any material increase in the Purchaser's cost of maintenance and operation of the Purchased Assets, or any material adverse effect on the Purchaser's ability to conduct railway operations on the Purchased Line, caused or contributed to by the Vendor or by any third parties to which the Vendor has granted any rights with respect to the additional SRWs, including the Vendor's licensees, their agents and contractors, with respect to the use, installation, construction, operation, maintenance, repair, renewal, replacement, addition and removal of the FOCCs.

17.5. BENEFIT AND COMPLIANCE. The intent of the parties is that the Vendor shall be entitled to continue to benefit from any and all revenues and income of every kind, nature and description derived from the Fibre Optic SRWs and the additional SRWs, if any, and from all rights created in its favour in the Fibre Optic SRWs and the additional SRWs and that the Purchaser shall have the benefit of all rights of the Vendor under the Fibre Optic SRWs and the additional SRWs, if any, as are necessary for the safe and efficient operation of its railway business. Accordingly, without limiting the generality of the foregoing, the Vendor agrees to cause the grantees of any additional SRWs with respect to its Leased Lands to comply with and to satisfy their obligations as they relate to the safe and efficient operation of the Purchaser's railway business and agrees that forthwith upon the request of the Purchaser, the Vendor shall, for the benefit of the Purchaser, enforce the provisions of the additional SRWs, if any, with respect to the Leased Lands, at the Vendor's cost, provided that the Purchaser shall have the right to conduct and control through counsel of its choosing the enforcement of such provisions or shall have otherwise agreed in writing beforehand with the Vendor on the appropriate mechanisms of enforcement.

18.      ABORIGINAL TITLE MATTERS

18.1. INDEMNITY. For a period of five (5) years after the Closing Date, the Vendor shall indemnify and save the Purchaser harmless from and against any and all Losses arising from any legal proceeding commenced by or on behalf of any Indian band during such five year period, claiming title to any portion of the Purchased Line or the Leased Lands which adjoins or is surrounded by any reservation lands (as defined in the Indian
         Act) and which would impair the Purchaser's ability to conduct railway operations on such lines in a manner consistent with that currently conducted by the Vendor, as follows:

                  Years 1 - 3       -       100%; and
                  Years 4 - 5       -       75%

         of all Losses suffered or incurred by the Purchaser.

19.      TIMBER RIGHTS

19.1. TIMBER RIGHTS. The Vendor shall retain title to all harvestable timber on the Purchased Line for ten (10) years after the Closing, and the Purchaser shall use all reasonable efforts to cooperate with the Vendor in connection therewith. The transfer of the Purchased Line shall be made subject to the reservation of timber rights in the form set out in Schedule R.

19.2. NOTICE. If the Vendor desires to enter upon the real property comprising the Purchased Line to harvest timber located thereon, the Vendor shall give at least forty-eight (48) hours prior written notice to the Purchaser.

19.3. INDEMNITY. The Vendor will indemnify and save the Purchaser harmless from and against any and all Losses suffered or incurred by the Purchaser, the Purchaser's employees, representatives or agents, which are based upon, arise out of or are connected directly or indirectly with the exercise of the Vendor's rights under this Section 19. The Vendor shall ensure that in the exercise of the Vendor's rights under this Section 19, it shall not interfere with the railway operations of the Purchaser.

19.4 COMPENSATION. The Vendor shall pay to the Purchaser reasonable compensation for any increase in the Purchaser's costs of maintenance and operation of the Purchased Assets or any material adverse effect on the Purchaser's ability to conduct railway operations on the Purchased Line, caused or contributed to by the Vendor, its employees, representatives and agents, with respect to the Vendor's rights under this Section 19.

20.      RISK OF LOSS

20.1. RISK OF LOSS. Until the Closing is completed, the Purchased Assets shall be and remain at the risk of the Vendor. Upon completion of the Closing, the Purchased Assets shall be and thereafter remain at the risk of the Purchaser.

21.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND LIMITATION OF
         LIABILITY

21.1. SURVIVAL. All of the warranties and representations of the parties contained in this Agreement and in all ancillary documents, instruments and certificates delivered at Closing, will not merge on, and shall survive the Closing, the transfer of the Purchased Assets, the payment of the Purchase Price and any reorganization, amalgamation, sale or transfer of the Vendor or Purchaser or their respective businesses or any sale or transfer of the Purchased Assets by the Purchaser and will continue in full force and effect for a period of two years immediately after the Closing Date, except to the extent that any breach thereof is disclosed in writing by either party prior to the Closing and the other party elects to waive such breach by completing the transactions herein contemplated.

21.2. LIMITATION. Notwithstanding any other provision of this Agreement, the Purchaser shall only be entitled to make a claim against the Vendor in respect of the breach of any warranty or representation of the Vendor referred to in subsection 21.1 if:

         21.2.1.  the amount of each individual claim exceeds $25,000; and

         21.2.2.  the aggregate amount of all claims being made exceeds
                  $200,000.

         The maximum aggregate liability of the Vendor under this Agreement and under all other agreements entered into pursuant hereto shall be limited to $10,000,000.

21.3 COVENANTOR. The Covenantor agrees to cause the Purchaser to perform all of the Purchaser's obligations under this Agreement and all other agreements entered into pursuant hereto, and to indemnify and save the Vendor harmless from and against any and all Losses suffered or incurred by the Vendor, the Vendor's employees, representatives or agents for a period of five years after the Closing, which are based upon, arise out of, or are connected directly or indirectly with the Purchaser's breach of or failure to perform any of its obligations under this Agreement and all other agreements entered into pursuant hereto; provided, however, that the Covenantor's liability under this section shall be limited to $10,000,000.

22.      GENERAL PROVISIONS

22.1. CONFIDENTIALITY. Notwithstanding any other provision hereof, the Purchaser covenants and agrees that in the event the transactions contemplated by this Agreement do not close and this Agreement is terminated for any reason whatsoever, the Purchaser shall not use the information disclosed to it by the Vendor pertaining to this Agreement and the Purchaser, its agents, lawyers, accountants and other professional advisors, shall keep all such information and data confidential and will return all such information to the Vendor and all copies of documents obtained pursuant to this Agreement, in accordance with the terms of the confidentiality agreement dated May 4, 1998 made between the parties, which confidentiality agreement will survive the termination of this Agreement in accordance with its terms.

22.2. ANNOUNCEMENTS. The terms of this Agreement will be kept confidential by each of the parties and no announcements, new releases or other disclosure concerning the transactions herein contemplated may be made by either party, its employees, agents or representatives, to the public or to suppliers, customers or employees of the Business, without the prior consent of the other, except as required by law and then only after prior written notice to the other party. The Vendor and Purchaser will consult with each other on the text of any proposed announcement relating to this Agreement and the transactions herein contemplated.

22.3. VENDOR'S NAME, TRADEMARKS, ETC. Except as expressly permitted in the license referred to in subsection 2.1.7, the Purchaser shall not be entitled to use any trademarks, tradenames, business names, logos or other similar property of the Vendor and shall take all reasonable steps to remove all such trademarks, tradenames, business names, logos and similar property from the Purchased Assets as soon as possible and no later than 90 days after the Closing, except those that are permanently inscribed.

22.4. NOTICES. Any notice, demand or communication required or permitted to be given under this Agreement shall be in writing and delivered by pre-paid mail, delivery or facsimile transmission, to the party to which it is to be given as follows:

         if to the Vendor:
                  Canadian Pacific Railway Company
                  Suite 500, Gulf Canada Square
                  401 - 9th Avenue, S.W.
                  Calgary, Alberta T2P 4Z4
                  Fax No. (403) 319-7473

                  Attention:  Ed Dodge,
                              Executive Vice President and Chief Operating
                                Officer

         with a copy to:

                  Canadian Pacific Railway Company
                  Legal Services
                  Suite 2000, Gulf Canada Square
                  401 - 9th Avenue, S.W.
                  Calgary, Alberta T2P 4Z4
                  Fax No. (403) 319-6770

                  Attention: Vice President, Law

         if to the Purchaser:
                  c/o RailAmerica, Inc.
                  Northern Trust Plaza
                  301 Yamato Road, Sutie 1190
                  Boca Raton, Florida 33431 U.S.A.

                  Attention: Mr. Gary O. Marino, C.E.O. and Chairman
                  --------------------------------------------------
                  Fax: (561) 994-3929

         with a copy to:

                  Shutts & Bowen LLP
                  250 Australian Avenue, South, Suite 500
                  West Palm Beach, Florida 33401 U.S.A.
                  Attention: Scott G. Williams. Esq.
                  ----------------------------------
                  Fax: (561) 650-8530

or to such other address as a party may specify by notice given in accordance with this Section. Any such notice, request, demand or communication given shall be deemed to have been given, in the case of delivery by hand, when delivered, in the case of mail, three Business Days following the date of mailing, and in the case of delivery by facsimile transmission, on the first Business Day following the date of transmission.

22.5. FURTHER ASSURANCES. Each of the parties shall execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to give effect to this Agreement.

22.6. EXPENSES. Each of the Purchaser and the Vendor shall be responsible for all costs and expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated hereby.

22.7. WAIVER, AMENDMENT. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.8. ASSIGNMENT. The Purchaser may not assign any of its rights, benefits, obligations or liabilities under this Agreement to any person without the prior written consent of the

         Vendor, which consent the Vendor may withhold in its sole discretion. Notwithstanding the foregoing, the Purchaser may assign any or all of its rights, benefits, obligations or liabilities under this Agreement to a wholly owned subsidiary of the Purchaser or grant a security interest with respect to this Agreement in favour of the Purchaser's financial institution; provided that any such assignment or security interest shall not release the Purchaser or the Covenantor from any of its obligations hereunder. The Vendor may assign any and all of its rights, obligations and liabilities under this Agreement with notice to the Purchaser.

22.9. ENUREMENT. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors and legal personal representative.

22.10. COUNTERPARTS. This Agreement may be executed and delivered in counterparts and by facsimile, each of which counterpart and facsimile shall constitute an original and all of which taken together shall constitute one and the same instrument.

22.11. OTHER GOVERNMENTAL AUTHORITIES. In the event either party receives notice from any governmental authority that any notices, applications, filings or governmental permits are required with respect to this Agreement, other agreements entered into pursuant hereto or the transactions contemplated hereby, the Purchaser or the Vendor, as appropriate, shall inform the other party and both parties shall cooperate to make such notices, applications, or filings and seek such governmental permits.

22.12. BROKERS. Each party represents and warrants to the other party that such party has not incurred any liability to any broker, finder or agent for any brokerage fees or commissions or finders' fees or commissions with respect to the transactions contemplated by this Agreement which will be a direct or indirect obligation of the other party. Each party agrees to indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other party for any such fees or commissions claimed by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

         IN WITNESS WHEREOF this Agreement has been executed effective the day and year first above written.

CANADIAN PACIFIC RAILWAY COMPANY



Per:        /s/ John Walsh
    -----------------------------------------
         Authorized Signatory

E & N  RAILWAY COMPANY (1998) LTD.


Per:       /s/ J. Preston Claytor
    --------------------------------------------
         Authorized Signatory


THE ESQUIMALT AND NANAIMO RAILWAY COMPANY


Per:          /s/ Dave C. Courville
    --------------------------------------------
         Authorized Signatory


Per:         /s/ Doris Collis
    --------------------------------------------
         Authorized Signatory


RAILAMERICA, INC.


Per:        /s/ J. Preston Claytor
    --------------------------------------------
         Authorized Signatory

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
                                AND ESCROW LETTER

           THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT AND ESCROW LETTER ("Amendment") made and entered into by and between CANADIAN PACIFIC RAILWAY COMPANY THE ("CPR"), THE EXHIBIT 10.64 ESQUIMALT AND NANAIMO RAILWAY COMPANY ("E&N") (collectively the "Vendor") and E & N RAILWAY COMPANY (1998) LTD. (the "Purchaser") and RAILAMERICA, INC. (the "Covenantor").

                                    RECITALS

           A. Vendor, Purchaser and Commentator entered into that certain Asset Purchase Agreement dated December 17, 1998 (the "Agreement"), pertaining to the sale and purchase of the Victoria Subdivision and Port Alberni Subdivision rail lines located an Vancouver Island, British Columbia, and delivered signed closing documents into the escrow of Lawson Lundell, Lawson & McIntosh (the "Escrow Agent") under an escrow letter of same date.

           B. The transaction was scheduled to close on December 29, 1998, however the Purchaser has requested an extension of the time period needed for delivering funds in order to complete this acquisition and Vendor, Purchaser and Covenantor now wish to amend and modify the terms and conditions of this Agreement and the escrow letter as hereinafter set forth:

           NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties agree to amend the Agreement and the escrow letter as follows:

           1. INCORPORATION OF RECITALS BY REFERENCE. The recitals set forh above are hereby incorporated in the body of this Amendment by reference.

           2. DEPOSIT SUM. Purchaser and Covenantor hereby deliver to CPR on December 31, 1998, a deposit sum of Three Million Dollars (Canadian) (the "Deposit") to be credited to and applied to the purchase price as defined in Subsection 2.2 of the Agreement. The deposit shall be non refundable except in the event that the provisions of Section 6.1.3 of the Agreement apply in which case the deposit shall be refunded to the Purchaser.

           3. CLOSING DATE AND DELIVERY OF FUNDS. The Closing date shall be deemed to be effective as of December 29, 1998, provided that Purchaser shall have by close of business of January 7, 1999 delivered the balance of the Purchaser Price closing proceeds as directed by the Vendor.

           4. TRANSITION OF OPERATIONS. The parties agree that Vendor shall continue to conduct railroad operations for Purchaser's account through and including January 7, 1999. In order to simplify the compensation payable to Vendor, Purchaser shall permit Vendor to retain all revenues as an offset to the costs of operation, risk of loss, and responsibilities and liabilities as the operator through and including January 7, 1999. The parties agree that the possession and operational control shall transfer to the Purchaser effective as of 12:01 a.m. (Pacific time) on January 8, 1999.

          5. BALANCE OF TERM TO REMAIN IN FULL FARES AND EFFECT. All of the remaining terms of the Agreement and the escrow letter are unaffected by this Amendment and shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and those of the Agreement or the escrow letter, the provisions of this Amendment shall govern.

          IN WITNESS WHEREOF, the parties have signed ibis Amendment as of this 31st day of December, 1998.

 CANADIAN PACIFIC RAILWAY COMPANY ON BEHALF OF ITSELF AND THE ESQUIMALT AND NANAIMO RAILWAY COMPANY AS VENDOR

 Per: /s/ Brock M. Winter, Vice President
      --------------------------------------
      Authorized Signatory



 E&N RAILWAY COMPANY (1998) LTD.

 Per: /s/ Gary O. Marino, Chairman, President, CEO
       -------------------------------------------------------
      Authorized Signatory


 RAILAMERICA, INC.


 Per: /s/ Donald Redfearn, Executive Vice President/Secretary
      -------------------------------------------------------
     Authorized Signatory

THE FOLLOWING SCHEDULES TO THE ASSET PURCHASE AGREEMENT HAVE NOT BEEN FILED HEREWITH, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K. THE REGISTRANT AGREES TO SUPPLY THE COMMISSION WITH ANY OR ALL OF SUCH SCHEDULES UPON REQUEST OF THE COMMISSION.



     SCHEDULE         DESCRIPTION
     --------         -----------
      A               Purchased Line
      B               Equipment
      C               Agreements and material Contracts
      D               Excluded Assets
      E               Wellcox Statutory Right of Way
      F               Lease Agreement
      G               Permitted Encumbrances
      H               Proceedings
      I               Consents
      J               Team Track License
      K               Trestle License
      L               Gap Lease Agreement
      M               CPR Trackage Rights Agreement (Lease Termination)
      N               Traffic and Haulage Agreement
      O               VIA Rail Assignment Agreement
      P               Post-Closing Transfer of Titles - Purchased Line
      Q               Assignment and Assumption Agreement
      R               Reservation of Timber Rights
      S               Post-Closing Transfer of Titles - Leased Lands
      T               Collective Agreements
      U               Songhees Railyard
      V               Bill of Sale
      W               Reservation Lease Agreement
      X               CPR Trackage Rights Agreement (VIA)
      Y               License Agreement - Use of Names
      Z               Form of Legal Opinion - Counsel for the Purchaser and
                      Covenantor
      AA              Form of Legal Opinion - Counsel for the Vendor